UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2017

OBALON THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
(760) 795-6558
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2017, the Board of Directors (the “Board”) of Obalon Therapeutics, Inc. (the “Company”) appointed David Moatazedi as a Class II Director, effective as of the same date. In addition, Mr. Moatazedi was appointed to the Audit Committee and the Compensation Committee of the Board.

Mr. Moatazedi will receive annual cash retainers of $35,000, $7,500 and $5,000 for his service on the Board, the Audit Committee and the Compensation Committee, respectively, in accordance with the Company’s existing compensation policy for non-employee directors. In addition, the Board granted to Mr. Moatazedi, effective March 13, 2017, an option to purchase 59,988 shares of the Company’s common stock at an exercise price of $9.55 per share, which will vest monthly over three years, subject to Mr. Moatazedi’s continued service to the Company.

The Company has entered into its standard form of indemnification agreement with Mr. Moatazedi. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 26, 2016.

There is no arrangement or understanding with any person pursuant to which Mr. Moatazedi was appointed as a member of the Board, and Mr. Moatazedi does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBALON THERAPEUTICS, INC.

Date: March 15, 2017	By:	/s/ William Plovanic
William Plovanic
Chief Financial Officer